EXHIBIT 77-Q                                    5/11/00 - 12:38 PM

                    ARTICLES OF AMENDMENT
                             TO
                  ARTICLES OF INCORPORATION
                             OF
                  THE ADAMS EXPRESS COMPANY


         THE ADAMS EXPRESS COMPANY, a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Articles of Incorporation of the Corporation are hereby amended by striking out the first paragraph of Article SIXTH thereof, as heretofore amended, and inserting in lieu thereof the following:

          "SIXTH: The total number of shares of stock which the Corporation shall have authority to issue is 160,000,000 shares with an aggregate par value of $150,000,000, divided into two classes consisting of (a) 150,000,000 shares of Common Stock of the par value of $1 each and of the aggregate par value of $150,000,000 and
          (b) 10,000,000  shares of Preferred Stock without par value."

         SECOND: The Board of Directors of the Corporation at a meeting duly convened and held on January 13, 2000, adopted a resolution in which was set forth the foregoing amendment of the Articles of Incorporation, declaring that said amendment was advisable and directing that it be submitted for action thereon at the annual meeting of the stockholders of the Corporation to be held on March
28, 2000.

         THIRD: Notice setting forth the said amendment of the Articles of Incorporation and stating that a purpose of the annual meeting of stockholders would be to take action thereon was given, as required by law, to all stockholders entitled to vote thereon.

         FOURTH: The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of all the votes entitled to be cast thereon.

         FIFITH: The amendment of the Article of Incorporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

         SIXTH: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized by Article SIXTH of the Articles of Incorporation of the Corporation is 85,000,000 shares, consisting of 75,000,000 shares of Common Stock of the par value of $1 per share, amounting in the aggregate to $75,000,000 par value and 10,000,000 shares of Preferred Stock without par value.

         (b) The total number of shares of all classes of stock of the Corporation, as increased by the foregoing amendment to said Article SIXTH, is 160,000,000 shares amounting in the aggregate to $150,000,000 par value, divided into 150,000,000 shares of Common
Stock of the par value of $1 per share, having an aggregate par value of $150,000,000, and 10,000,000 shares of Preferred Stock without par value.

         (c) The amendment of the Articles of Incorporation of the Corporation as hereinabove set forth did not change the description, contained in the Articles of Incorporation, of any class of shares of the Corporation, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, if any.

         IN WITNESS WHEREOF, The Adams Express Company has caused these presents to be signed in its name and on its behalf by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary, and the said officers of the Corporation further acknowledged said instrument to be the corporate act of the Corporation and stated under the penalties of perjury that to the best of their knowledge, information and belief, the matters and facts therein set forth with respect to the approval thereof are true in all material respects on May 8, 2000.

ATTEST:                           THE ADAMS EXPRESS COMPANY





By /s/Lawrence L. Hooper, Jr.               /s/Joseph M. Truta
Lawrence L. Hooper, Jr.                        Joseph M. Truta
Vice President, Secretary & General Counsel    President